ADDENDUM
TO ASSET PURCHASE AGREEMENT
DATED FEBRUARY 1, 2006
BETWEEN EDDINS-WALCHER COMPANY AND
QUEEN OIL & GAS COMPANY

THIS ADDENDUM effective this 10th day of March, 2006 (“Effective Date”) modifies, alters and amends certain terms of the Asset Purchase Agreement (“Agreement”) dated February 1, 2006 between Eddins-Walcher Company, a indirectly wholly owned subsidiary of United Fuel & Energy Corporation (the “Buyer”), and Queen Oil & Gas Company and each stockholder of Queen Oil & Gas Company (the “Seller”) (collectively referred to as the “Parties”). Capitalized terms in this Addendum shall have the meaning set forth in the Agreement if not otherwise defined herein.

RECITALS

WHEREAS, Section 7.1(a) of the Agreement defines the Termination Date to be February 28, 2006, and provides that the Termination Date may be automatically extended by Buyer for no more than fifteen (15) days; and

WHEREAS, the Buyer has informed the Seller that it wishes to extend the Termination Date to March 31, 2006; and

WHEREAS, the Seller has agreed to extend the Termination Date under the terms and conditions as set forth in this Addendum.

NOW THEREFORE, the Parties agree as follows:

1.
The Seller agrees to extend the Termination Date for the purchase and sale of the Purchased Assets under Section 7.1(a) of the Agreement to March 31, 2006 (the “New Termination Date”). The New Termination Date will not be subject to any automatic extension at the Buyer’s sole discretion.

2.
The Parties agree to increase the Earnest Money Deposit as provided in Section 1.5 of the Agreement to an aggregate of $1,000,000 ($100,000 of which was delivered by Buyer at the execution of the Agreement). On the date of this Addendum, the Buyer shall deliver to Seller the additional $900,000 of the Earnest Money Deposit.

3.
Should the Buyer fail to close on or before the New Termination Date, the Seller agrees to extend the Termination Date, if so requested by Buyer, for up to 90 days after March 31, 2006, at an additional charge to the Buyer in the amount of Two Thousand Five Hundred Dollars ($2,500) per day starting April 1, 2006 (the “Delay Cost”), which shall continue to accrue until the date that the Closing actually takes place; provided, however, that the failure to close was not caused by Seller or due to any Order or request of a Governmental Body. The Delay Cost shall be paid by the Buyer to the Seller on a weekly basis in cash or cash equivalent.

4.
Should, for any reason, the Buyer fail to close on or before June 30, 2006 (the “Final Termination Date”), the Buyer and Seller agree that the Agreement shall be terminated by mutual consent of the Parties under Section 7.1 of the Agreement, without the Parties having to provide further written notice, and the Seller shall be entitled to retain $100,000 from the Earnest Money Deposit and all Delay Cost payments, shall refund the remainder of the Earnest Money Deposit to Buyer, and the Seller shall have no further obligations to the Buyer. If Buyer terminates the Agreement prior to the Final Termination Date pursuant to Section 7.1, provided that Buyer is not in breach of the Agreement, as modified, altered or amended by this Addendum, then Seller shall be obligated to return the total Earnest Money Deposit and any Delay Cost payments to Buyer within ten (10) days.

5.
The Parties acknowledge that certain of the title work relating to the transfer of the Owned Real Property from Seller to Buyer may not be finalized by the New Termination Date and agree that any costs relating to the cure of such title issues shall be indemnifiable costs under Article 6 and subject to the Buyer’s set-off rights in Section 6.2, but shall not be subject to the Basket/Threshold provisions of Section 6.5(b).

6.	Except as expressly set forth in this Addendum, the Agreement remains unmodified and in full force and effect.

[SIGNATURE PAGE TO ADDENDUM TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Addendum to be executed as of the date stated in the introductory paragraph of this Agreement.

BUYER:

EDDINS-WALCHER COMPANY

BY:  /s/ Charles McArthur

NAME: Charles McArthur

TITLE:   CEO

Address:	405 N. Marienfeld, 3rd floor
Midland, Texas 79701

UNITED FUEL & ENERGY CORPORATION
(solely for the purpose set forth in Section 1.4(h) of the Agreement)

BY:  /s/ Charles McArthur

NAME: Charles McArthur

TITLE:   CEO

Address:	405 N. Marienfeld, 3rd floor
Midland, Texas 79701

[SIGNATURE PAGE TO ADDENDUM TO ASSET PURCHASE AGREEMENT]

SELLER PARTIES:

SELLER:

QUEEN OIL & GAS COMPANY

BY:  /s/ Dorothy W. Queen

NAME:   Dorothy W. Queen

TITLE:  President

Address:	402 E. Wood Street
Carlsbad, New Mexico 88220

STOCKHOLDERS:

/s/ Dorothy W. Queen
Dorothy W. Queen, individually and in her
capacity as Co-Trustee of the Billie M.
Queen Testamentary Trust

/s/ Paul D. Queen
Paul D. Queen, individually and in his
capacity as Co-Trustee of the Billie M.
Queen Testamentary Trust